Exhibit 10.2

OWL ROCK CAPITAL CORPORATION 245 Park Avenue New York, NY 10167

CONFIDENTIAL
May 18, 2017
Keane Group Holdings, LLC
Keane Frac, LP
KS Drilling, LLC
2121 Sage Park Road, Suite 370
Houston, Texas 77056
Attn: Greg Powell

Keane Group Holdings, LLC
$285,000,000 Senior Secured Term Loan Facility
Commitment Letter
Ladies and Gentlemen:
Keane Group, Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), Keane Frac, LP, a Pennsylvania limited partnership (“Keane Frac”), and KS Drilling, LLC, a Delaware limited liability company (“KS Drilling” and, together with the Lead Borrower and Keane Frac, “you”), have advised Owl Rock Capital Corporation (“Owl Rock”; otherwise referred to herein as “we”, “us” and the “Commitment Party”) that Keane Group, Inc., a Delaware corporation (the “Parent”; and otherwise referred to herein as “Buyer”), intends to acquire (the “Acquisition”), directly or indirectly, 100% of the equity interests of RockPile Energy Services, LLC, a Colorado limited liability company (the “Company”), pursuant to the Purchase Agreement, by and among the Company, Buyer, RockPile Energy Holdings, LLC, a Delaware limited liability company, and RockPile Management NewCo, LLC, a Delaware limited liability company. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.	Commitments.
In connection with the Transactions, Owl Rock hereby commits to provide 100% of the aggregate principal amount of the Term Facility (as defined in Exhibit A) (i) on the terms set forth herein and (ii) the initial funding of which is subject only to the satisfaction or waiver of the conditions set forth in Section 6 of this Commitment Letter.

2.	Titles and Roles.
It is agreed that (a) Owl Rock will act as the lead arranger for the Term Facility (in such capacity, the “Arranger”), and (b) Owl Rock (acting through such of its affiliates, branches or designees as it deems appropriate) will act as sole administrative agent and sole collateral agent for the Term Facility (in such capacity, the “Administrative Agent”).

3.	Syndication.
The Arranger reserves the right, prior to or after the date of the consummation of the Acquisition on the terms and conditions set forth in this Commitment Letter and the Fee Letters and the funding of the Term Facility (the date of such funding, the “Closing Date”), to syndicate all or a portion of the Commitment Party’s commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Commitment Party, the “Lenders”) identified by us and approved by you (such approval not to be unreasonably withheld, conditioned or delayed; it being understood and agreed that (x) no Lender shall be a Disqualified Institution (as defined in the Existing Credit Agreement) and (y) nothing in this Section 3 shall prevent or limit assignments or participations of the Term Facility after the Closing Date in accordance with, and as permitted by, the Documentation Principles).

4.	Information.
You hereby represent and warrant that (with respect to information provided by or relating to the Company, its subsidiaries and their respective operations and assets, to your knowledge) (a) all written factual information and data, other than (i) the projections, estimates, budgets and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to the Commitment Party, directly or indirectly, by you, the Company, or by any of your or their respective representatives, on your or their behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any misstatement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, Cerberus Capital Management L.P. (the “Sponsor”), and/or the Company, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations or warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections, as applicable, such that (with respect to the Information relating to the Company, its subsidiaries and their respective operations and assets, to your knowledge) such representations and warranties are correct in all material respects, when taken as a whole, under those circumstances. The accuracy of the foregoing representations, whether or not supplemented, shall not be a condition to the obligations of the Commitment Party hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. In structuring the Term Facility, the Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

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5.	Fees and Expenses.
As consideration for the commitments of the Commitment Party hereunder, for the agreement of the Arranger to perform the services described herein and for the funding of the Term Facility on the Closing Date, you agree to pay (or cause to be paid) the fees set forth in the underwriting fee letter dated as of the date hereof by and among the Arranger and you (the “Underwriting Fee Letter”) and the arrangement fee letter dated as of the date hereof by and among Owl Rock Capital Advisors LLC and you (the “Arrangement Fee Letter” and, together with the Underwriting Fee Letter, the “Fee Letters”), if and to the extent payable in accordance with the terms hereof. Once paid, such fees shall not be refundable under any circumstances. In addition, you hereby agree to reimburse the Arranger and Administrative Agent for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to (i) all printing, reproduction and document delivery costs incurred in connection with the execution of the Facility Documentation and (ii) all reasonable and documented out-of-pocket fees and expenses of external legal counsel (limited to one external counsel in respect of the Term Facility and, to the extent necessary, one law firm acting as special local outside counsel in respect of the Term Facility in each relevant jurisdiction) incurred by it in connection with this Commitment Letter, the Fee Letters and the Transactions).

6.	Conditions.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facility Documentation or any other agreement or undertaking concerning the financing of the Transactions to the contrary, the obligation of the Commitment Party hereunder to fund the Term Facility on the Closing Date, and the agreements of the Arranger to perform the services described herein, are subject solely to the conditions specified in Exhibit C hereto, and there are no conditions (expressed, implied or otherwise) to such funding or performance, including compliance with the terms of this Commitment Letter, the Fee Letters or the Facility Documentation, other than those expressly set forth in Exhibit C hereto (such conditions, collectively, the “Limited Conditionality Provisions”), and, upon satisfaction (or waiver by the Commitment Party) of such conditions, the initial funding of the Term Facility shall occur.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which will be a condition to the availability of the Term Facility on the Closing Date shall be (A) such of the representations and warranties in the Acquisition Agreement made by the Company, the Seller and their respective subsidiaries as are material to the interests of the Lenders, but only to the extent that you have (and/or your applicable affiliate has) the right to terminate your (and/or its) obligations under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the terms of the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facility Documentation shall be consistent with the Documentation Principles (as defined in Exhibit B) and shall be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the Limited Conditionality Provisions are satisfied (or waived by the Commitment Party) (it being understood that, to the extent that any security interest in any Collateral (as defined in the Existing Credit Agreement (as defined in Exhibit B)) is not or cannot be provided and/or perfected (if applicable) on the Closing Date (other than (i) any security interest in any Collateral which may be perfected (if applicable) by (x) the filing of a financing statement under the Uniform Commercial Code (the “UCC”) or (y) the delivery to the Administrative Agent (or its designee) of certificated equity interests with respect to certificated securities (and related stock powers or other similar transfer instruments) of the

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Lead Borrower and each material wholly-owned domestic Restricted Subsidiary (as defined in the Existing Credit Agreement) and (ii) delivery of intellectual property security agreements to be filed in the United States Patent and Trademark Office for intellectual property for which an application has been filed (other than “intent-to-use” trademark applications and foreign intellectual property) or that is registered as of the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding of the Term Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Lead Borrower acting reasonably within ninety (90) days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Lead Borrower). For purposes hereof, “Specified Representations” means the representations and warranties of the Lead Borrower, the Parent and the other Guarantors (as defined in the Existing Credit Agreement), set forth in the Facility Documentation relating to corporate or other organizational existence of the Lead Borrower, Parent and the other Guarantors, organizational power and authority of the Lead Borrower, Parent and the other Guarantors (solely as they relate to the due authorization, execution, delivery and performance of the Facility Documentation), due authorization of, execution and delivery by and enforceability against the Lead Borrower, Parent and the other Guarantors, in each case, solely related to the entering into and performance of the Facility Documentation; no conflicts of the Facility Documentation (limited to the execution, delivery and performance of the Facility Documentation, incurrence of the indebtedness thereunder and the granting of guarantees and the security interests in respect thereof) with material applicable law or charter documents of the Lead Borrower, Parent and the other Guarantors; the PATRIOT ACT; OFAC, FCPA and other anti-terrorism, anti-money laundering and anti-corruption laws and laws applicable to sanctioned persons; Federal Reserve margin regulations; the Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of Parent and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate attached as Annex I to Exhibit C hereto); and, subject to the limitations above, the creation, validity and perfection of security interests granted by the Lead Borrower, Parent and the other Guarantors in the Collateral (subject to permitted liens as set forth in the Facility Documentation). This paragraph, and the provisions herein, shall be referred to as the “Closing Date Certain Funds Provisions”.
7.Indemnity. You agree to (a) indemnify, defend and hold the Commitment Party, the Arranger, the Administrative Agent, each Lender, their respective affiliates to the extent acting in their capacities as such) and the principals, directors, officers, employees, representatives, agents, third party advisors and controlling persons and the successors and permitted assigns of each of the foregoing (“Related Persons”) (each, an “Indemnified Person” and collectively, the “Indemnified Persons”), harmless from and against all losses (excluding lost profits), disputes, claims, investigations, litigation or proceedings (any of the foregoing, a “Proceeding”), reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented attorneys’ fees, but subject to the limitations below), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letters, the Term Facility, the Facility Documentation, the use or the proposed use of the proceeds thereof, the Transactions or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Company or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all reasonable and documented out-of-pocket legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing Claims (each, an “Expense”) (but, with respect to the foregoing clauses (a) and (b), limited to one (1) counsel to such Indemnified Persons, taken as a whole, and, if necessary, one (1) local counsel in each relevant jurisdiction

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(which may include a single special counsel acting in multiple jurisdictions) and one (1) special counsel to all such Indemnified Persons, taken as a whole, and, solely, in the event of an actual or perceived conflict of interest, one (1) additional counsel (and, if necessary, one (1) special counsel and one (1) local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), to each group of similarly situated affected Indemnified Persons taken as a whole; provided, that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted or arisen from (i) the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) a material breach by such Indemnified Person (or any of its Related Persons) of its obligations under this Commitment Letter or (iii) a dispute solely among Indemnified Persons (other than (i) a Claim resulting directly or indirectly from acts or omissions of the Parent or any of its subsidiaries and (ii) a Claim against the Commitment Party solely in its capacity as the Arranger, Administrative Agent, bookrunner or any other similar role in connection with this Commitment Letter, the Term Facility, the Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Term Facility) not arising out of any act or omission on the part of you or your affiliates.
Notwithstanding any other provision of this Commitment Letter, (i) no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you, the Sponsor, the Company or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Facility Documentation, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letters and the Facility Documentation; provided, that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.
You shall not be liable for any settlement of any Claim (or expenses related thereto) effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Claim, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes a full and unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person.

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8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you, the Company, and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Party nor any of its affiliates will use or otherwise disclose confidential information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by them or their affiliates of services for other persons, and neither the Commitment Party nor any of its affiliates will furnish or use any such information to other persons in contravention of Section 9 hereof. You also acknowledge that neither the Commitment Party nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
You acknowledge that the Commitment Party is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, and other companies that may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.
You acknowledge that Owl Rock Capital Corporation is (i) the current administrative agent and collateral agent with respect to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) and (ii) a lender with respect to the Existing Credit Agreement and, in such capacities, may have conflicting interests regarding the transactions described herein and otherwise.
The Commitment Party and its affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party or any of its affiliates, on the one hand, and you, the Company, or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, the Sponsor, the Company and your affiliates, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Company, and your and their management, equityholders, creditors, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you, or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You hereby waive any claim with respect to, and agree that you will not claim that the Commitment Party or its applicable affiliates, as the case may be, has rendered advisory

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services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates in connection with, such transaction referred to in the Commitment Letter and the Fee Letters or the process leading thereto.

9.	Confidentiality.
You agree that you will not disclose, directly or indirectly, the Fee Letters or any of the contents thereof or this Commitment Letter or any of the contents hereof to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Sponsor and to your affiliates and your and their respective officers, directors, members, partners, agents, senior employees, attorneys, accountants, advisors, controlling persons or equity holders, and to any other actual or potential co-investors, who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Party consents in writing to such proposed disclosure and (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided, that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letters, except as provided in clauses (iii) and (iv) below) to the ABL Administrative Agent (as defined in the Existing Credit Agreement), the Lenders (as defined in the ABL Credit Agreement (as defined in the Existing Credit Agreement)), the Company, the Seller, their respective affiliates and subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, controlling persons or equity holders, in each case who are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letters, except as provided in clause (iii) below) in connection with any public filing relating to the Transactions (including, without limitation, to the extent required by the applicable rules of any national securities exchange and/or to the extent required by applicable federal securities laws, in connection with any Securities Exchange Commission filings or any other required public filings), (iii) you may disclose the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions, (iv) to the extent portions thereof have been redacted in a manner reasonably satisfactory to us, you may disclose the Fee Letters and the contents thereof to the Company, the Seller, their respective affiliates, and, in each case, their respective subsidiaries and their respective officers, directors, members, partners, agents, senior employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (v) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent required by applicable law, rule or regulation, governmental or regulatory authority, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure) and (vi) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof in connection with the exercise of any remedy or enforcement of any rights hereunder or thereunder. The confidentiality provisions of this paragraph (except as to the Fee Letters, which shall survive) shall terminate one (1) year after the date hereof.
The Commitment Party shall, until the earlier of (i) one (1) year from the date hereof or (ii) the Closing Date, treat confidentially all information received by them from you, Parent, the Sponsor the Company or your or their respective affiliates and representatives in connection with the Transactions and only use such information for the purposes of providing the services and transactions contemplated by this Commitment Letter; provided, however, that upon the execution and delivery of the Facility Documentation,

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the applicable provisions of the Facility Documentation shall govern the confidentiality matters described in this paragraph. Nothing herein shall prevent the Commitment Party from disclosing any such information (i) with your prior written consent, (ii) subject to the provisions set forth in the “Information” provisions herein, to any prospective Lenders or participants (other than to a Disqualified Institution (as defined in the Existing Credit Agreement)), (iii) pursuant to the order of any court or administrative agency or in any legal, administrative or judicial proceeding where, in their reasonable judgment, disclosure is required by law or regulations (in which case, to the extent practicable and not prohibited by applicable law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising routine examinations or regulatory authority, the Commitment Party shall notify you promptly thereof prior to such disclosure), (iv) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case, to the extent practicable and not prohibited by applicable law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising routine examinations or regulatory authority, the Commitment Party shall notify you promptly thereof prior to such disclosure), (v) solely in connection with the Transactions and on a confidential basis to the shareholders, employees, directors, officers, funding sources, legal counsel, independent auditors, professionals, advisors and other experts or agents of the Commitment Party (collectively, “Representatives”) on a “need-to-know” basis who are informed of the confidential nature of such information and are or have been advised of and has agreed to their obligation to keep information of this type confidential, (vi) to any of its affiliates (provided, that any such affiliate is advised of its obligation to retain such information as confidential), (vii) to industry trade organizations where such information with respect to the Term Facility is customarily included in league table measurements, (viii) to the extent any such information (w) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (x) becomes available to the Commitment Party on a non-confidential basis from a source other than you or on your behalf and not in violation of any confidentiality agreement or obligation owed to you, (y) to the extent such information is independently developed by the Commitment Party without reference to any confidential information or (z) was available to the Commitment Party, on a non-confidential basis prior to its disclosure to the Commitment Party by you, (ix) for purposes of establishing a “due diligence” defense or (x) in connection with exercising any remedy or enforcing the Commitment Party’s rights with respect to this Commitment Letter or under the Fee Letters.

10.	Miscellaneous.
This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Party hereunder; provided, that notwithstanding the foregoing, (i) the Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligations to fund the Term Facility on the date of the consummation of the Acquisition on the terms and conditions set forth in this Commitment Letter and the Fee Letters, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any

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portion of our commitments in respect of the Term Facility until the initial funding of the Term Facility on the Closing Date and (iii) unless you otherwise agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF; provided, however, that (A) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and determination of whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or any of your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (C) the determination of whether the Acquisition has been consummated in accordance with the terms thereof, in each case shall be determined pursuant to the Acquisition Agreement, which is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
EACH OF THE PARTIES HERETO (AND TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto (and to the extent the benefits herein are accepted by such persons and entities, each other Indemnified Person) hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail

9    [Commitment Letter]

addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the commercially reasonable negotiation of the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the funding of the Term Facility remains subject to conditions precedent as set forth in Exhibit C.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Lead Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Lead Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Commitment Party shall be permitted to share any or all such information with the Lenders.
You hereby represent and warrant that, as of the date hereof, no Event of Default (as defined in the Existing Credit Agreement) has occurred and is continuing.
This paragraph and the indemnification, syndication, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, service of process and confidentiality provisions contained herein and the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facility Documentation is executed and delivered; provided, that if the Term Facility closes and Facility Documentation shall be executed and delivered, the provisions relating to expenses (if applicable), confidentiality and indemnification shall be superseded and deemed replaced by the terms of the Facility Documentation governing such matters, and you shall automatically be released from all liability in connection therewith at such time. So long as the Closing Date has not occurred, you may terminate this Commitment Letter (other than (x) Section 8 of this Commitment Letter and (y) in respect of the confidentiality, indemnification, reimbursement (if applicable), jurisdiction, governing law, service of process, venue and waiver of jury trial provisions) upon written notice to the Arranger at any time.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on May 18, 2017. The Commitment Party’s commitments and the obligations of the Arranger hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letters, we agree to hold our commitments herein with respect to the Term Facility available for you until the earliest of (i) the valid termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Term Facility and (iii) 11:59 p.m., New York City time, on July 31, 2017 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Arranger to provide the services described herein shall automatically terminate

10    [Commitment Letter]

unless the Commitment Party shall, in its sole discretion, agree to an extension in writing (including by email). Notwithstanding the foregoing, the termination of any commitment pursuant to this paragraph does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.
[Remainder of this page intentionally left blank]

11    [Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Its Duly Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

KEANE GROUP HOLDINGS, LLC

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KEANE FRAC, LP

By:	Keane Frac GP, LLC, its General Partner
By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KS DRILLING, LLC

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Keane Group Holdings, LLC
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
The Parent, intends to acquire, directly or indirectly, 100% of the equity interests of RockPile Energy Services, LLC, a Colorado limited liability company (the “Company”), pursuant to the Acquisition Agreement (as defined below) from RockPile Energy Holdings, LLC a Delaware limited liability company, and RockPile Management NewCo, LLC, a Delaware limited liability company, as sellers (collectively, the “Seller”).
In connection with the foregoing, it is intended that:

a)
Pursuant to that certain Purchase Agreement (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”) dated as of the date hereof, among the Parent, the Seller and the Company, the Parent will, directly or indirectly, acquire 100% of the equity interests of the Company from Seller in exchange for the consideration specified therein.

b)
Either (x) the Parent will designate or otherwise cause the Lead Borrower or a Subsidiary of the Lead Borrower that is a Borrower (as defined in the Existing Credit Agreement) or Guarantor (any such Person, the “Designated Owner”) to be the purchaser of 100% of the equity interests of the Company pursuant to the Acquisition Agreement and the Designated Owner shall acquire 100% of the equity interests of the Company upon the consummation of the Acquisition or (y) immediately after the Acquisition, the Parent will contribute 100% of the equity interests of the Company to a Designated Owner (the transactions described in the preceding clauses (x) and (y), the “Equity Transfer”).

c)
The Borrower will obtain a $285,000,000 senior secured term loan credit facility (the “Term Facility”); provided that, upon the Arranger’s election and with the consent of the Lead Borrower (not to be unreasonably denied, withheld, conditioned or delayed), the closing and initial funding of the Term Facility shall be consummated pursuant to an amendment (including in connection with an incremental term loan facility thereunder) of that certain Term Loan Agreement dated as of March 15, 2017 by and among the Lead Borrower, Parent, the other subsidiaries of the Lead Borrower party thereto as loan parties, Owl Rock Capital Corporation, as administrative agent and collateral agent, and the other financial institutions party thereto as lenders (the “Existing Credit Agreement”) (such transaction, the “Incremental Amendment”).

d)
All of the existing third party indebtedness for borrowed money of the Company and its subsidiaries (which shall exclude any indebtedness permitted to be incurred or remain outstanding under the Acquisition Agreement after the Closing Date, customary contingent indemnification obligations (for which no claim has been asserted as of the Closing Date), ordinary course indebtedness such as capitalized leases and purchase money indebtedness and certain other limited indebtedness that the Commitment Party and the Lead Borrower reasonably agree may remain outstanding after the Closing Date) will be refinanced or repaid and the Administrative Agent shall receive reasonably

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[Commitment Letter]

satisfactory evidence of the refinancing and the discharge of all guarantees and related liens (collectively, the “Company Refinancing”).

e)
To the extent the closing of the Term Facility shall not be consummated pursuant to an Incremental Amendment, all of the existing indebtedness for borrowed money of the Lead Borrower and its subsidiaries evidenced by the Existing Credit Agreement will be refinanced or repaid and all guarantees and related liens will be discharged (collectively, the “Existing Credit Agreement Refinancing” and, together with the Company Refinancing, the “Refinancings”); it being acknowledged and agreed that the Existing Credit Agreement Refinancing will be effected pursuant to a customary payoff letter and the repayment thereof may be effected by an internal funds transfer.

f)
The proceeds of the Term Facility funded on the Closing Date and cash on hand of the Lead Borrower and the Company, if applicable, will be applied to pay (i) the cash consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions and (iii) the Refinancings (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the “Closing Date Acquisition Costs”) with any remainder to be credited to the Lead Borrower’s account for general corporate purposes.

The transactions described above (including the payment of Closing Date Acquisition Costs) are collectively referred to herein as the “Transactions”.

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[Commitment Letter]

EXHIBIT B
Keane Group Holdings, LLC
$285,000,000 Senior Secured Term Loan Facility
Summary of Principal Terms and Conditions1
The definitive documentation for the Term Facility (the “Facility Documentation”) will be consistent with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) in all respects, expect as modified in a manner mutually agreed. The Facility Documentation shall be subject in all respects to the Closing Date Certain Funds Provisions. Notwithstanding anything to the contrary contained herein, upon the Arranger’s election and with the consent of the Lead Borrower (not to be unreasonably denied, withheld, conditioned or delayed), the Lead Borrower and the Arranger will use commercially reasonable efforts to effect the closing and initial funding of the Term Facility pursuant to an Incremental Amendment. This paragraph shall be referred to as the “Documentation Principles”.

1	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

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[Commitment Letter]

EXHIBIT C
Keane Group Holdings, LLC
Summary of Additional Conditions Relating to the Closing Date2
The initial borrowings under Term Facility shall be subject only to the satisfaction (or waiver by the Commitment Party) of the following conditions precedent:
1.The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph. The Acquisition Agreement shall not have been amended or waived or modified or consent granted thereunder by you or any of your affiliates in a manner materially adverse to the Commitment Party without the consent of the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned); provided, that, any amendment, waiver, modification or consent granted resulting in: (x) any increase in the purchase price of the Acquisition will be deemed not to be materially adverse to the Commitment Party so long as such increase is funded (i) by the increase in the equity component of the purchase price (in a form not constituting Disqualified Stock (as defined in the Existing Credit Agreement)) which, after giving effect thereto, does not result in a Change of Control (as defined in the Existing Credit Agreement) as determined pursuant to clause (a) of such definition, (ii) by direct or indirect cash equity contributions or issuances of equity (in a form not constituting Disqualified Stock), which after giving effect thereto does not result in a Change of Control as determined pursuant to clause (a) of such definition, and/or (iii) to the extent that, after giving effect to the Acquisition, (1) the Lead Borrower and its subsidiaries are in compliance with the Specified Liquidity Condition (as defined in the Existing Credit Agreement) and (2) no Change of Control as determined pursuant to clause (a) of such definition has occurred, with cash on the balance sheet, (y) any reduction to the non-cash purchase price of the Acquisition shall not be deemed to be materially adverse to the interest of the Commitment Party, so long as such reduction does not exceed 10% of the consideration to be paid to the Seller thereunder, and (z) any reduction in the initial cash purchase price of the Acquisition to be paid at closing shall not be deemed to be materially adverse to the interests of the Commitment Party, so long as such reduction (i) does not exceed 10% of the consideration to be paid to the Seller thereunder and (ii) the amount of any such reduction is applied to reduce the principal amount of the Term Facility.
2.The Company Refinancing, the Equity Transfer and, to the extent the closing of the Term Facility has not been effected pursuant to an Incremental Amendment, the Existing Credit Agreement Refinancing shall have been consummated, or substantially concurrently with the initial borrowing under the Term Facility, shall be consummated.
3.Since the date of the Acquisition Agreement, no event or change shall have occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement) (a “Company Material Adverse Effect”).

2
Capitalized terms used herein shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be     determined by reference to the context in which it is used.

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[Commitment Letter]

4.The Commitment Party shall have received (a) an audited consolidated balance sheet of the Company as of January 31, 2015, December 31, 2015 and December 31, 2016 and related consolidated statements of operations, members’ capital and cash flows of the Company for the fiscal years ended January 31, 2015, December 31, 2015 and December 31, 2016 (collectively, the “Audited Financials”), it being agreed that such Audited Financials have been provided to the Commitment Party prior to the date hereof and (b) an unaudited consolidated balance sheet as of the end of, and related consolidated statements of operations, members’ capital and cash flows of the Company for, each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date, it being agreed that such unaudited financial statements for the fiscal quarter ended March 31, 2017 have been provided to the Commitment Party prior to the date hereof.
5.The Commitment Party shall have received a pro forma consolidated balance sheet and income statement as of the end of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Lead Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions, as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), it being agreement that such pro forma consolidated balance sheet and income statement for the four-fiscal quarter period ended March 31, 2017 have been provided to the Commitment Party prior to the date hereof.
6.The Lead Borrower shall have delivered to the Administrative Agent and the Commitment Party, at least three (3) business days prior to the Closing Date, all documentation and other information about the Company and its subsidiaries as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or the Commitment Party that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
7.The execution and delivery (i) by Parent, the Lead Borrower and the other Guarantors (including, without limitation, the Company and its subsidiaries) of the Facility Documentation, which shall, in each case, be consistent with the Commitment Letter and the Term Sheet and subject in all respects to the Closing Date Certain Funds Provisions, (ii) of customary legal opinions, customary borrowing notices, customary evidence of authorization, customary officer’s certificates, lien searches, evidence of insurance, good standing certificates (to the extent applicable) in the respective jurisdictions of the Parent, the Lead Borrower and such Guarantors, and a solvency certificate of the Parent’s chief financial officer (certifying that, after giving effect to the Transactions on the Closing Date, Parent and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C, and (iii) subject to the Closing Date Certain Funds Provisions, by the Lead Borrower, Parent, and the other Guarantors of all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral, which documents and instruments, if applicable, shall be in proper form for filing.
8.All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Term Facility).
9.The Specified Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers therein and except in the case of any Specified Representation which expressly relates

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[Commitment Letter]

to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

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[Commitment Letter]

ANNEX I to
EXHIBIT C
Form of Solvency Certificate
[See attached]

[Commitment Letter]

FORM OF SOLVENCY CERTIFICATE

CONFIDENTIAL
Form of Solvency Certificate
Date: [ ], 2017
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of Keane Group, Inc., a Delaware corporation (“Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [__] of the Term Loan Agreement, dated as of [_____ __], 2017, (the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The aggregate amount for which assets (both tangible and intangible) in their entirety, of the Parent and its Subsidiaries taken as a whole would change hands between an interested purchaser and a seller, in an arm's length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.
(b)    “Present Fair Salable Value”
The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm's length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

[Commitment Letter]

(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Company.
(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the Maturity Date, Parent and its Subsidiaries taken as a whole should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)    “Do not have Unreasonably Small Capital”
For the period from the date hereof through the Maturity Date, Parent and its Subsidiaries taken as a whole after consummation of the Transactions should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as they become due, and is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
3.    For purposes of this certificate, I, or officers of Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [__] of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As a senior authorized financial officer of Company, I am familiar with the financial condition of Parent and its Subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *

[Commitment Letter]

IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

Keane Group, Inc.

By:
Name:
Title:

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[Commitment Letter]